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Brantley Capital Corporation

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PRESENTATION PACKAGE
8/26/02
This presentation should be read in conjunction with our definitive proxy statement dated July 30, 2002 and our Annual and Quarterly Reports filed on Form 10-K and Form 10-Q.

Brantley Capital Who We Are Our Current Investment Strategy Our Performance Record Our Business Plan

Snapshot: Brantley Capital
Provides equity and long-term debt financing to growing companies in a variety of industries throughout the United States.
$68 million of assets under management.
$30 million invested in 11 companies since 1997 along with certain public company investments.
Portfolio companies with combined revenue of over $1.5 billion in 2001 and approximately 4,700 employees.

Our Management Team
Robert P. Pinkas - Chairman and CEO
Active in private equity investing since 1981. Founding Partner of four private limited partnership funds.
Former McKinsey consultant
Michael J. Finn - President
Active in private equity since 1976
Former VP of private equity at Sears Investment Management Company and Director of Alternative Assets for Michigan Department of Treasury
Paul H. Cascio - Vice President
Active in corporate finance from 1983 - 1995
Former Managing Director at Dean Witter Reynolds
Corporate finance at EF Hutton
Shawn W. Wynne - Vice President
Active in mezzanine/private equity since 1985
Former Director at Stonehenge Partners
Lending experience at Bank One / Bank of Nova Scotia
Tab A. Keplinger - Chief Financial Officer
20 years' experience in financial accounting
Former CFO at Victoria Financial Corp. (VICF)
Certified Public Accountant
100 years collective experience in private equity and mezzanine investments over three decades

BBDC's Board - Experienced, Independent, Committed to Value
Our Board: ^ Is comprised of 8 experienced Directors - 50% of whom are independent
^ Has held 12 meetings over the last 12 months
^ Has carefully considered a full range of strategic alternatives on how best to enhance shareholder value
^ Has evaluated the strategic value of its plan with its highly experienced management team, and reviewed this with a team of top-tier, independent advisors
^ Is committed to enhancing BBDC shareholder value

BBDC's Corporate Governance Structure BBDC
Review and approve long-range strategy and one-year operating plans ^
Required to have a majority of disinterested directors ^
Required to have a code of ethics ^
Ensure that the Audit Committee is composed entirely of independent directors ^
Ban interlocking directorships ^
Performs an independent review of investment valuations quarterly ^
Performs an independent review of new investments prior to funding ^
Required to have an independent third party custody arrangement for securities owned ^
Required to have a fidelity bond ^

Our Business Model
We operate as a business development company or ("BDC")
70% of our assets must be invested in small, private businesses, which are primarily illiquid
We provide significant managerial assistance to portfolio companies
As a BDC, we are a "1934 Act" registrant
We are a Regulated Investment Company ("RIC") for tax purposes
We are required to pay out at least 90% of our taxable income to stockholders
We generally pay no corporate level income tax

Our Portfolio Companies
Portfolio Company Name Industry
Disposable Products Company, LLC Paper and non-woven materials
Fitness Quest, Inc. Fitness and consumer products
Flight Options International, Inc. Fractional jet ownership
Health Care Solutions, Inc. Home health care
The Holland Group, Inc. Temporary staffing
National Rehab Partners, Inc. Outsourced rehabilitation management
Pediatric Physicians Alliance, Inc. Pediatric physician and medical office management
Petroleum Partners, Inc. Petroleum - outsourced services
Prime Office Products, Inc. Office products
Streamline Foods, Inc. Food processing sugar containing products
Value Creation Partners, Inc. Baked goods products

Brantley Criteria: Target Companies
Focus on companies
With revenues greater than $25 million
Operating in stable industries
With favorable financial performance for at least five years
With experienced management team
In a growing industry
Targets are generated through both top-down and bottom-up analysis, not dependent on auctions
Originating/lead investor

Brantley Criteria: Target Industries
Greater than $5 billion of industry revenues
Fragmented - large number of industry participants
Limited capital intensity
Strong internal growth dynamics augmented by growth through selective acquisitions
Superior operating margins

Equity Transaction Structure
Attractive initial pricing
8% to 10% dividend yield that accumulates and is paid upon a liquidity event
Includes participating preferred with control of corporate governance issues
Multiple exit alternatives (IPO, strategic sale, financial sale)

Sample Portfolio Company: Flight Options International, Inc.
Company Description - Flight Options International, Inc., formerly Corporate Wings, Inc., headquartered in Cleveland, Ohio, provides complete private air travel service through the sale of fractional interests in new and pre-owned jet aircraft.
Initial investment of $2.1 million in 1997. Subsequent investment total approximately $2.5 million.
Since 1997, annual revenues have grown from approximately $35 million to a current run rate of over $900 million.
In December 2001, Company merged with Raytheon Travel Air. Combined, the Company will employ more than 1,500 individuals including 900 pilots with an owner base of more than 1,600 and a fleet of 200 aircrafts.
Meeting the Investment Template
Experienced management team
Strong internal growth
Large, growing industry

Sample Portfolio Company: Fitness Quest, Inc.
Company Description - Fitness Quest, Inc., headquartered in Canton, Ohio, is a leading domestic marketer and distributor of a broad range of fitness and consumer products.
Initial investment of $1.35 million in 1997. Subsequent investment total approximately $1.97 million.
Since 1996, annual revenues have grown from approximately $61 million to a current run rate in excess of $140 million.
In 2002, Company hired an investment banking firm to evaluate strategic alternatives for Fitness Quest, which is expected to lead to near-term liquidity event at a multiple of our cost basis.
Meeting the Investment Template
Experienced management team
Low capital intensity/cyclicality
Large, growing industry

Sample Portfolio Company: Prime Office Products, Inc.
Company Description - Prime Office Products, Inc., headquartered in Nashville, Tennessee, is an office products marketing and distribution company focused on commercial customers with 20 to 200 seated employees.
Initial investment of $1.02 million in 1999. Subsequent investment total approximately $400,000.
Since 1999, annual revenues have grown from approximately $29 million to a current run rate of in excess of $80 million.
Meeting the Investment Template
Experienced management team
Low capital intensity
Large, fragmented industry

Our Company's Performance: Annual NAV and Dividend Levels
We are pleased with the performance of our 11 portfolio companies and expect that liquidity opportunities will begin to present themselves as the portfolio matures.
1996 1997 1998 1999 2000 2001
Ending Net Asset Value 10 11.26 13.12 13.76 13.63 17.85
Annual Dividend 0 0.12 0.01 0.46 0.62 0.19
NAV HAS INCREASED FROM $10.00 TO $17.85, A 78% INCREASE SINCE INCEPTION OF THE COMPANY

Our Company's Performance: Stock Price
31/03/1999 30/06/1999 30/09/1999 31/12/1999 31/03/2000 30/06/2000 30/09/2000 31/12/2000 31/03/2001 30/06/2001 30/09/2001 31/12/2001 31/03/2002 30/06/2002 15/08/2002
DJIA 0 12.11 5.63 17.48 11.61 6.76 8.84 10.23 0.95 7.32 -9.59 2.4 6.31 -5.55 -10.12
S&P 500 0 6.71 -0.28 14.22 16.5 13.08 11.67 2.64 -9.8 -4.82 -19.08 -10.75 -10.8 -23.05 -27.83
BBDC 0 3.51 4.39 12.28 50.88 22.81 21.05 21.05 12.28 31.23 18.18 52.84 45.12 33.33 15.79
ALD 0 30.61 22.11 -0.34 -5.1 -7.48 12.93 13.61 9.52 25.99 23.81 41.5 49.66 23.27 26.6
ACAS 0 6.57 8.03 32.85 48.18 39.42 38.32 47.08 48.54 63.85 59.94 65.55 80.79 60.41 34.25 Data Ending 08/15/02

Brantley Business Strategy
To date, provided capital to private companies, including private equity and, to a lesser extent, mezzanine investments.
Brantley stock has traded at a discount to net asset value (NAV).
Management and Board are committed to reducing this discount.
The Company has explored various strategic alternatives to enhance stockholder value.
The Board of Directors determined that the best way to enhance stockholder value is to grow our portfolio by investing new capital primarily in mezzanine investments.

The Rationale for Mezzanine Investments
Mezzanine investments provide investors with a component of current income, which tends to be reflected in a higher stock price, and higher returns to stockholders.
Due to current market conditions, including more stringent credit standards of commercial banks and more conservative capital structures sought by entrepreneurs and equity sponsors, there is an increased opportunity for companies like Brantley to make mezzanine investments.
Yield oriented BDCs tend to have stock prices that exceed NAV.

Market Environment
Stock Performance of Yield-Focused BDCs vs. The Market
31/03/2000 30/06/2000 30/09/2000 31/12/2000 31/03/2001 30/06/2001 30/09/2001 31/12/2001 31/03/2002 30/06/2002 15/08/2002
Average Yield 0 -2.3 4.4 1.6 -4.9 2.4 -1.9 2.5 8.7 -8.3 -17.5
DJIA 0 -4.3 -2.5 -1.2 -9.6 -3.8 -19 -8.2 -4.7 -15.4 -19.5
S&P 500 0 -2.9 -4.1 -11.9 -22.6 -18.3 -30.5 -23.4 -23.4 -33.9 -38.1
Yield BDCs: ACAS, ALD, TAXI, PMC
Equity BDCs: BBDC, CSWC, EQS, TINY
Data Ending 08/15/02

Market Environment
Stock Price Performance of Yield vs. Equity-Focused BDCs
31/03/2000 30/06/2000 30/09/2000 31/12/2000 31/03/2001 30/06/2001 30/09/1931 31/12/2001 31/03/2002 30/06/2002 15/08/2002
Average Yield 0 -2.3 4.4 1.6 -4.9 2.4 -1.9 2.5 8.7 -8.3 -17.5
Average Equity 0 -4.3 -6.9 -21.3 -8.8 -7.6 -12.3 -4.9 0.8 -3.7 -8.4 Yield BDCs: ACAS, ALD, TAXI, PMC
Equity BDCs: BBDC, CSWC, EQS, TINY
Data Ending 08/15/02

Historical Trading Multiples
31/03/1999 30/06/1999 30/09/1999 31/12/1999 31/03/2000 30/06/2000 30/09/2000 31/12/2000 31/03/2001 30/06/2001 30/09/2001 31/12/2001 31/03/2002
Yield 1.51 1.78 1.72 1.54 1.48 1.47 1.59 1.51 1.43 1.44 1.37 1.39 1.48
Equity 0.78 0.78 0.88 1.02 1.37 1.06 0.93 0.69 0.73 0.77 0.68 0.74 1.04
Yield BDCs: ACAS, ALD, TAXI, PMC
Equity BDCs: BBDC, CSWC, EQS, TINY

Our Plan To Generate Capital for Mezzanine Investments
We have approved a preliminary plan to raise approximately $10 million in new equity through a rights offering, minimizing dilution to stockholders.
Each stockholder would receive 1 right for every 3 shares held.
Rights will be transferable and can be sold.
We intend to file an application with the SBA to become a Small Business Investment Company or SBIC, thereby leveraging the new equity capital to further minimize dilution to stockholders.

Rights Offering
A stockholder friendly plan which allows a stockholder to reduce or minimize its dilution.
It only takes a reduction in the discount from 52% to 44% to make up for the possible dilution of stockholders that do not exercise their rights.
$30 million mezzanine portfolio should generate dividend yields attractive to institutional investors.
Plan has been approved by the Board of Directors.

Target Mezzanine Investment
Revenues greater than $25 million
Superior EBITDA margins
Predictable and sustainable cash flow from operations
Strong tangible assets
Reasonable financial leverage relative to cash flow from operations
Reasonable prospects to retire at least 50% of their senior indebtedness within 3 years
"Growth Capital" focus (i.e., internal revenue growth 10-11% annually)
Target "sponsorless" transactions with relationship oriented management teams
Investment horizon: 3-5 years

Target Mezzanine Transaction Structure
Subordinated Debt with warrants
Current pay coupon of 12 to 18%
"Cash/PIK" coupon - additional 3-4% payable every 18 months in lieu of warrant coverage
Detachable Warrant
Strict financial/operating covenants - governed typically by intercreditor agreement with senior lender
Cash flow coverage / leverage test
Corporate governance controls / board representation
Warrant "Put" at a fixed multiple of EBITDA
Disciplined underwriting standards
Focus on familiar, basic industries
Focus on companies with proven cash flow
Prudent level of debt (not an issue in current environment)
Due diligence, due diligence, due diligence...

Annual Deal Flow Identify 40-50 Prospects Identify 100 Prospects Receive 800 Deals Close 4 Equity Investments Close 10 Mezzanine Investments

Our Goals
Management's primary goal is to enhance stockholder value.
We are pursuing a strategy that we expect will reduce the discount between NAV and Brantley's stock price and allow us to pay a dividend.
We believe our business plan is the best course of action to deliver value to our stockholders.

Proposals of Dissident Stockholder
Philip Goldstein has initiated a proxy contest with the stated goal of liquidating Brantley
Mr. Goldstein is a known dissident in the closed-end fund community.
He has waged numerous costly and disruptive proxy contests in the past.
He is a self-interested dissident who has a track record of looking only after his own interest, usually at the expense of other stockholders. He has specifically expressed a desire to be bought out in a private transaction at a premium to the current market price without any consideration to the rest of the stockholders.
The Board has serious concerns about the qualifications of the Dissident Nominees given their lack of experience with BDC's
We don't believe Mr. Goldstein understands the consequences of liquidating Brantley.
Management and the rest of the Board support a mezzanine investment strategy that they believe is a realistic and market-tested formula for enhancing the value to stockholders of business development companies.
Mr. Goldstein, on the contrary, has failed to provide both a substantive rationale for his proposal and data on the effects of his proposal.

Liquidation Is Not A Viable Option For Brantley
Brantley invests primarily in privately issued, illiquid securities.
A premature sale of Brantley's investments would likely generate far lower proceeds than could be realized from an orderly exit consistent with long term objectives.
Putting a "For Sale" sign on the portfolio companies will harm those companies by seeding doubts among customers and suppliers about their future viability.
We believe a premature liquidation could also have an adverse impact on a portfolio company's management and employees that could further diminish a portfolio company's value
Management's planned goal is to increase the stock price to a premium of its NAV thereby enhancing a stockholders investment value.
We believe Mr. Goldstein's liquidation plan proposal would harm the value of a stockholder's investment.

Brantley's Advisory Fees Are Fair and Customary
Mr. Goldstein also is calling for termination of Brantley's advisory agreement because he believes the fee is too high.
The 2.85% fee paid by Brantley creates an expense ratio at the low end of the range when compared to other BDCs.
Our expense ratio is more than 20% lower than the average of comparable companies
Our expense ratio is more than 33% lower than comparable companies with market cap of less than $100 million
Because the management company of Brantley receives fees from other funds, Brantley stockholders benefit from a much larger professional staff than would otherwise be possible.
Brantley has co-invested in a number of portfolio companies with other related funds. Without the advisory relationship, Brantley Capital would lose its ability to manage its existing portfolio companies.

BDC Expense to NAV Comparison
EXPENSES TO NAV MARKET CAP
(in millions)
Brantley Capital 3.46% 34
Allied Capital 3.32% 2,343
American Capital Strategies 3.48% 1,078
Medallion Financial 9.77% 77
Gladstone Capital 2.00% 175
PMC Capital 8.24% 73
MeVC Draper Fisher 2.90% 135
Equus II, Inc. 3.44% 43
Harris & Harris 4.22% 20
Average 4.54% 442
Average of Market Caps < $100 Mil 5.83% Average of Market Caps > $100 Mil 2.93% Of the companies less then $100 million in size, Brantley Capital has one of the lowest expense ratios.

Brantley's Director Nominees Are Highly Qualified To Help Ensure The Company's Long-term Success
The Board strongly believes that its two director nominees, James P. Oliver and Benjamin F. Bryan, are highly qualified to execute Brantley's strategy and business plan. Our directors have considerable experience with Brantley Capital and are fully committed to actively assisting Brantley to help ensure the Company's long-term success.
James P. Oliver
Partner with law firm of Squire, Sanders & Dempsey L.L.P.
Past member of Squire, Sanders' Management Committee
Practice focuses on general corporate and board matters
Brantley Director since 1998
30+ years of broad experience with middle market companies
Benjamin F. Bryan
President of Owl Properties Company, a real estate brokerage and management company
Partner in Synergy Capital of Colorado LLC, a real estate investment and development entity
Previously served as Executive Vice President and a director of The Tower Properties Company
Has held a series of public policy and public administration positions
Former Managing Director at Ernst & Young Brantley Director since 1996

Summary
Management and the Board believe they have developed the best plan to enhance stockholder value
Brantley has a disciplined investment approach
Brantley has consistently achieved increases in NAV
Brantley is pursuing a mezzanine investment strategy that we expect to provide further value to stockholders
Goldstein's proposals are short sighted, self-serving and would only harm stockholder value

Disclosure Regarding Forward-Looking Statements
Information contained in this presentation may contain "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate" or "continue" or the negative thereof or other variations or similar words or phrases. These statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the Company's periodic filings with the Securities and Exchange Commission.